Exhibit 99.1

Execution Copy

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

AIR PRODUCTS AND CHEMICALS, INC.
(a Delaware corporation)

AND

BASF CORPORATION
(a Delaware corporation)

March 31, 2006

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made as of March 31, 2006 (this “Agreement”), by and between Air Products and Chemicals, Inc., a Delaware corporation (“Seller”), and BASF Corporation, a Delaware corporation (“Buyer”). Certain other terms are used herein as defined below in Section 1 or elsewhere in this Agreement.

Background

This Agreement sets forth the terms and conditions upon which Buyer is purchasing the Purchased Assets (defined below) and assuming the Assumed Liabilities (defined below) from Seller, and Seller is selling the Purchased Assets and transferring the Assumed Liabilities to Buyer.

Witnesseth

NOW, THEREFORE, the Parties, intending to be legally bound hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants contained herein, hereby agree as follows:

1. Definitions.

For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

“Administration Building” means the administration building located at 3667 Highway 30 in Geismar, Louisiana, and owned by Seller, which is depicted in the site plan attached hereto as Exhibit A.

“Affected Property” is defined in Section 4.13.

“Affiliate” means, with respect to a Party, a Person or Persons that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Party. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Agreement and the exhibits and Disclosure Schedule hereto.

“Assumed Contracts” is defined in Section 2.1(b)(iv).

“Assumed Liabilities” is defined in Section 2.4(a).

“Audit” means any audit, assessment of taxes, investigation or other examination by the US Internal Revenue Service or any other domestic or foreign Governmental Entity responsible for the administration of any taxes, or any proceeding or appeal of such proceeding relating to taxes.

“Benefit Plan” means all employment, compensation, vacation, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements, arrangements, or other employee benefit plans.

“Bill of Sale, Assignment and Assumption Agreement” means a bill of sale, assignment and assumption agreement dated as of the dated hereof, by and between Seller and Buyer.

“Business Day” means any day, other than a Saturday or Sunday or a day on which the banking institutions of the Commonwealth of Pennsylvania are authorized or obligated by Law or executive order to close.

“Buyer” is defined above in the preamble.

“Charter Documents” means an entity’s certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, bylaws, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and any rules and regulations promulgated thereunder.

“Contract” means any written or oral contract, agreement, lease, instrument, or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under any applicable Law.

“Court Order” means any judgment, decree, injunction, order or ruling of any Governmental Entity that is binding on any Person or its property under applicable Law.

“Damages” means any Liabilities, including related reasonable attorneys’ fees, consultants’ and other professional fees and disbursements incurred by an Indemnified Party, calculated after deducting amounts related to insurance recoveries (only for Damages claimed by Buyer) and any claims for contribution or indemnification or rights of set-off against third parties with respect to such claims, but excluding in any event (i) any special, indirect or consequential damages and punitive damages and (ii) the effect of any multiplier that may be alleged to have been used by Buyer in its determination of the Purchase Price.

“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance (excluding any Permitted Liens) to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

“Disclosure Schedule” means any of the schedules hereto containing information relating to Seller pursuant to Section 4 and other sections and provisions hereof that have been provided to Buyer on the date hereof.

“DNT” means di-nitrotoluene manufactured at the Facility.

“Employee” means employee of Seller or any of its Affiliates employed primarily in the operation of the Facility.

“Encumbrances” means any lien, mortgage, security interest, pledge, restriction on transferability, encroachment, easement, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

“Environmental Laws” means any federal, state, provincial, and local law (including common law), statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any Governmental Entity or third party in effect on the Closing Date, (x) relating to pollution (or the investigation or cleanup thereof or the filing of information with respect thereto), human health and safety (including occupational safety) or the protection of air, surface water, ground water, sediments, drinking water supply, land (including land surface or subsurface), plant and animal life or any other natural resource, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Hazardous Substances.

“Environmental Liabilities” shall have the meaning given such term in the Lease.

“Excluded Assets” is defined in Section 2.1(c).

“Expiration Date” is defined in Section 13.4.

“Existing DNT Supply Contract” shall have the meaning given such term in Section 3.3(b).

“Facility” means the di-nitrotoluene production facility located at 3667 Highway 30 in Geismar, Louisiana, which is depicted on the site plan attached hereto as Exhibit A.

“Governmental Entity” means any federal, state, local, foreign or other governmental or quasi-governmental agency, court or body or any other type of regulatory or administrative body.

“Governmental Permits” means all governmental permits, licenses, registrations, certificates of occupancy, approvals and other governmental authorizations.

“Hazardous Substance” shall be as defined in Section 13.05.6 of the Lease.

“Hired Employees” is defined in Section 8.1.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Indemnified Party” means any Person who desires to seek indemnification under any part of Section 13.

“Indemnitor” means any Party responsible or alleged to be responsible for indemnification under any part of Section 13 prior to any applicable Expiration Date.

“Inventory” means all inventories of raw materials, work-in-process, spare parts, testing supplies, and finished goods that are assigned, to be used, or consumed exclusively in the production of DNT at the Facility, as the same shall exist on the Closing Date, in the Ordinary Course of Business.

“knowledge of Seller” or “Seller’s knowledge” means the actual knowledge, of a particular fact or matter, after reasonable investigation and inquiry (a) of Stephen J. Jones, Vice President – Industrial Chemicals Division, and (b) Larry A. Smith, ICD Global Operations Director.

“Large SAC Spares” shall have the meaning given such term in Section 10.5.

“Law” means any statute, law, ordinance, regulation, order or rule of any Governmental Entity, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

“Lease” means the lease dated as of September 27, 1996, by and between Buyer and Seller, as amended.

“Lease Amendment” means the amendment to the Lease dated as of the date hereof, by and between Buyer and Seller.

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, due or to become due, liquidated or unliquidated.

“License Agreement” means the technology license agreement dated as of the date hereof, by and between Buyer and Seller.

“Litigation” means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

“Minor Contract” means a Contract that provides for annual payments of less than ten thousand dollars ($10,000).

“Non-Assignable Contract” is defined in Section 2.5.

“Operating Agreement” means the operating agreement dated as of the date hereof, by and between Buyer and Seller.

“Operating Expiration Date” is defined in Section 6.3.

“Ordinary Course of Business” means the ordinary course of operations of the Facility that is consistent with past practices.

“Parties” means Buyer and Seller.

“Permitted Liens” means (i) any Encumbrance for taxes and assessments, not yet due and payable, (ii) any Encumbrance provided for in any Contract listed on the Disclosure Schedule hereto and not related to any indebtedness for borrowed money, and (iii) any Encumbrance set forth on Schedule 1.1.

“Person” means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

“Purchased Assets” is defined in Section 2.1(b).

“Seller” is defined above in the preamble.

“Seller Required Consents” is defined in Section 4.3.

“Seller Retained Liabilities” means all Liabilities of Seller or relating to the Purchased Assets, in each case arising out of events, transactions, facts or omissions which occurred prior to the Closing Date, and, in each case, which are not Assumed Liabilities, including without limitation:

(i) all Tax Liabilities;

(ii) any Environmental Liabilities in respect of which Buyer is entitled to be indemnified in accordance with Section 13.05 of the Lease;

(iii) except for any Environmental Liabilities described in clause (ii) above, all Liabilities arising out of any Litigation related to the Purchased Assets arising out of events, transactions, facts, acts or omissions which occurred prior to or on the Closing Date, including without limitation, personal injury, property damage, product liability or strict liability; and

(iv) except for any Environmental Liabilities described in clause (ii) above, all Liabilities relating to the Excluded Assets.

“Services Agreement” means the services agreement dated as of September 27, 1996, by and between Buyer and Seller, as amended.

“Site License” means the site license dated as of the date hereof, by and between Buyer and Seller.

“SSU Facility” means Seller’s syngas separation unit located at 3667 Highway 30 in Geismar, Louisiana.

“Supply Contract” means the DNT supply contract dated as of the date hereof, by and between Buyer and Seller.

“Taxes” means all taxes and similar charges of any kind imposed by any Governmental Entity, including but not limited to those on, or measured by or referred to as income, gross receipts, financial operation, sales, use, ad valorem, value added, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property transfer or windfall profits taxes; customs, duties or similar fees, assessments or charges; taxes and charges resulting from recapture or loss of credits, exemptions, deductions or other reductions of tax; and any interest, penalties, additions to tax or additional amounts imposed by such Governmental Authority with respect to such amounts.

“Tax Liabilities” means all payment and other Liabilities of Seller, as set forth in Sections 14.2  and 14.3.

“Tax Returns” means all US federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended return relating to taxes.

“Technology” shall have the meaning given such term in the License Agreement.

“Toluene Credit” shall have the meaning given such term in Section 7.4.

“Transaction Documents” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Emergency Response Services Agreement, the Lab Services Agreement, the License Agreement, the Lease Amendment, the Operating Agreement, the Parent Guaranty Agreement, the Site License, the Supply Contract, the Transition Services Agreement, and all other documents executed in connection herewith.

“Transition Services Agreement” means the transition services agreement dated as of the date hereof, by and between Buyer and Seller.

“Transactions” means the purchase and sale of the Purchased Assets at the Closing and the other transactions contemplated by the Transaction Documents.

“US” means the United States of America.

2. Sale and Purchase.

2.1 Agreement to Sell and Purchase.

(a) Subject to the terms and conditions set forth in this Agreement, Seller agrees to grant, sell, convey, assign, transfer and deliver to Buyer at the Closing (or at such later time as otherwise set forth in Section 2.1(b)(v) and Section 2.1(b(vi)), and Buyer agrees to purchase from Seller at the Closing (or as set forth herein), all right, title and interest of Seller in and to the Purchased Assets, free and clear of all Encumbrances other than the Permitted Liens.

(b) The assets to be conveyed to Buyer shall be as set forth in this Section 2.1(b), and shall include the following assets (the “Purchased Assets”) and no others:

(i) the Facility;

(ii) all Inventory;

(iii) the Administration Building, including office furniture and equipment located therein;

(iv) the machinery, equipment, spare parts, fixtures, tools, repair materials, machine and electrical parts of Seller located at the Facility site pertaining exclusively to the Facility and set forth on Schedule 2.1(b)(iv);

(v) an option to purchase as part of the Purchase Price, exercisable within ninety (90) days after the Closing, computers and computer peripherals pertaining exclusively to the Facility or the Hired Employees;

(vi) an option, exercisable by Buyer in its sole discretion prior to the Operating Expiration Date, to assume all or some of the Contracts (but only to the extent of and as to that portion of any such Contract) pertaining exclusively to the Facility and listed on Schedule 2.1(b)(v) (the “Assumed Contracts”);

(vii) all rights under any transferable Governmental Permits pertaining exclusively to the Facility;

(viii) copies of operating records, operating data, maintenance records, business and financial files of and exclusive to the Facility which are in Seller’s or any of its Affiliates’ possession on the Closing Date, including any information stored in the form of computer data or any other form or any such data that is stored and existing in electronic form on legacy data systems;

(ix) copies of manuals, procedures, training records, inspection reports, audits and other documents relating to the Facility which are required to meet applicable Law or any Governmental Permit, including but not limited to any documentation required under the OSHA Process Safety Management Standard;

(x) copies of specifications, operating manuals and maintenance manuals for equipment located at the Facility;

(xi) copies of all training materials relating to the Facility or any Hired Employees’ job requirements as of the Closing, including training records for all Hired Employees, regardless of whether such training materials are used by Seller at facilities other than the Facility;

(xii) files and records, including electronic records and email accounts of the Hired Employees who are process engineers to the extent relating exclusively to the Facility;

(xiii) copies of historical asset data reflecting original acquisition capitalized cost and subsequent dispositions that pertain to (A) any abatement contract including but not limited the abatement contract identified in Section 2.1(b)(v), and (B) the Purchased Assets; and

(xiv) subject to the terms and conditions of the License Agreement, those rights granted by Seller to Buyer pursuant to the License Agreement.

(c) All other assets owned by Seller, except for the Purchased Assets specifically described in Section 2.1(b), shall be retained by Seller, and shall not be sold, assigned or transferred to Buyer (the “Excluded Assets”). Without limiting the foregoing, the Purchased Assets shall not include any of the following assets, properties and rights of Seller, all of which shall be deemed Excluded Assets:

(i) all Tax Returns pertaining to the Facility;

(ii) all personnel files and medical records of the Employees who do not become Hired Employees under this Agreement;

(iii) the assets, rights and claims listed on Schedule 2.1(c)(iii);

(iv) all insurance policies and rights and claims thereunder arising from events, matters or conditions arising prior to the Closing Date and which have not been assigned to Buyer pursuant to Section 2.1(b);

(v) Technology as it shall exist on the Closing Date, which is used at the Facility, and any future rights in, to and under all worldwide patents, patent applications (other than as provided in the License Agreement) and other intellectual property rights associated with such technology as it shall exist on the Closing Date;

(vi) the Large SAC Spares;

(vii) the Contracts listed on Schedule 2.1(c)(vii); and

(viii) all claims, rights, benefits and interests to the extent arising under or resulting from any Seller Retained Liabilities.

2.2 Purchase Price; Payment of Purchase Price. The total purchase price for the Purchased Assets shall be $155,000,000 (the “Purchase Price”). At the Closing, Buyer shall pay the Purchase Price by wire transfer of immediately available funds to such account(s) as Seller shall designate prior to the Closing Date.

2.3 Allocation of the Purchase Price. Within 90 days after the Closing Date, Buyer and Seller shall mutually agree on a schedule allocating the Purchase Price in accordance with the respective fair market value of the Purchased Assets and as provided for under Section 1060 of the Code. If the Buyer and Seller are unable to resolve any differences with regard to the Purchase Price allocation, each Party may allocate the Purchase Price for their own purposes as they deem appropriate. If the Buyer and Seller are able to mutually agree on the allocation, then each Party hereby agrees to file with its federal income tax return for the tax year in which the Closing occurs IRS Form 8594 containing the allocation set forth on such agreed upon schedule. Seller and Buyer shall not, nor shall they permit their respective Affiliates to, take a position on any income tax return, before any Governmental Entity charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of the agreed upon schedule.

2.4 Assumption of Liabilities.

(a) At such time as Buyer exercises its option pursuant to Section 2.1(b)(vi) (the “Contract Option Date”), Buyer shall assume and agree to pay, discharge or perform, as appropriate, only the Liabilities of Seller specifically identified below in this Section 2.4(a)(i), and at Closing, Buyer shall assume and agree to pay, discharge or perform, as appropriate, only the Liabilities of Seller specifically identified below in this Section 2.4(a)(ii) (individually and collectively, the “Assumed Liabilities”):

(i) all obligations of Seller which are to be performed from and after the Contract Option Date under the Assumed Contracts but only to the extent such Liabilities do not relate to or arise out of events, transactions or conditions existing or facts occurring prior to the Contract Option Date; and

(ii) any permits, authorizations, rights of way and easements that are included as Purchased Assets but only to the extent such Liabilities do not relate to or arise out of events, transactions or conditions existing or facts occurring prior to the Closing.

(b) Notwithstanding Section 2.4(a), prior to May 1, 2006, Seller shall assign to Buyer and Buyer shall assume the contract between Seller and Entergy for the provision of electricity to the Facility.

2.5 Consent of Third Parties. Nothing in this Agreement shall be construed as an attempt by Seller to assign to Buyer pursuant to this Agreement any Contract, permit, franchise, claim or asset included in the Purchased Assets that is by its terms or by Law nonassignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to Seller would not by Law pass to Buyer as an incident of the assignments provided for by this Agreement (a “Non-Assignable Contract”). To the extent that any Seller Required Consent in respect of, or a novation of, a Non-Assignable Contract shall not have been obtained on or before the Contract Option Date, Seller shall continue to use reasonable efforts to obtain any Seller Required Consent or novation after the Contract Option Date until such time as it shall have been obtained or the requirement to obtain such consent shall have been waived by Buyer, and Seller shall cooperate with Buyer in any economically feasible arrangement to provide that Buyer shall receive the interest of Seller in the benefits under such Non-Assignable Contract, including performance by Seller as agent if economically feasible, provided that Buyer shall undertake to pay or satisfy the corresponding Liabilities after the Contract Option Date under the terms of such Non-Assignable Contract solely to the extent that Buyer would have been responsible therefor if such consent or approval had been obtained.

3. Closing.

3.1 Location, Date. The closing for the Transactions (the “Closing”) shall be held at the offices of BASF Corporation at 10:00 a.m. (local time) on the date hereof, unless the Parties agree in writing to another date or place. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall be effective as of 11:59 pm., EST, on the Closing Date.

3.2 Deliveries. At the Closing, subject to the terms and conditions contained herein:

(a) Seller shall deliver to Buyer the following items with respect to Seller:

(i) each of the Transaction Documents, duly executed by the respective parties thereto;

(ii) a certificate of the Secretary or Assistant Secretary of Seller, dated the Closing Date, as to the incumbency of each officer of Seller executing a Transaction Document or any document related thereto and covering such other customary matters as Buyer may reasonably request;

(iii) executed releases of any Encumbrance identified on Schedule 4.4 in forms reasonably satisfactory to Buyer; and

(iv) such other instruments and documents of conveyance and transfer, in forms reasonably satisfactory to Buyer. Simultaneously with such deliveries, all such steps shall be taken by Seller as may be required to put Buyer in actual possession and operating control of the Purchased Assets

(b) Buyer shall deliver to Seller:

(i) each of the Transaction Documents, duly executed by the respective parties thereto;

(ii) a certificate of the Secretary or Assistant Secretary of Buyer, dated the Closing Date, as to the incumbency of each officer of Buyer executing a Transaction Document or any document related thereto and covering such other customary matters as Seller may reasonably request; and

(iii) the Purchase Price in accordance with Section 2.2.

(c) The Parties shall also deliver to each other the respective agreements and other documents and instruments in addition to good standing certificates, cross receipts and such other items as may be reasonably requested.

3.3 Termination of Facility Agreements. Immediately after the Closing, and without any action required by the either Party, the following agreements shall automatically terminate (or the Parties shall cause them to terminate) and be of no further effect:

(a) The Tolling Contract dated as of September 27, 1996, by and between Buyer and Seller;

(b) The Services Agreement; and

(c) The DNT Supply Contract dated as of September 27, 1996, by and between Buyer and Seller (the “Existing DNT Supply Contract). Notwithstanding the foregoing, all outstanding invoices shall be paid by Buyer in accordance with the payment terms set forth in the Existing DNT Supply Contract.

4. Representations and Warranties with Respect to Seller.

Seller hereby represents and warrants to Buyer, as of the date hereof as follows:

4.1 Corporate Status. Seller is a corporation validly existing and in good standing under the Laws of the jurisdiction in which it was incorporated and is qualified to do business as a foreign corporation in each jurisdiction where it is required to be qualified to avoid liability or disadvantage with respect to the operation of the Facility.

4.2 Authorization. Subject to obtaining the Seller Required Consents as required by Section 4.3, Seller has the requisite power and authority to (a) own the Purchased Assets, (b) operate the Facility, (c) execute and deliver the Transaction Documents to which it is or will be a party, and (d) perform the Transactions performed or to be performed by Seller. Such execution, delivery and performance by Seller has been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by Seller has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the rights of creditors generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

4.3 Consent and Approvals. Except as specified in Schedule 4.3 (collectively the “Seller Required Consents”), to the knowledge of Seller, neither the execution and delivery by Seller of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by Seller, require any filing, consent, notice, registration, renegotiation or approval, constitute a Default or cause any violation or any payment obligation to arise under (a) any Law or Court Order to which Seller is subject or (b) the Charter Documents of Seller.

4.4 Title to Purchased Assets and Related Matters. Except at set forth in Schedule 4.4, on the Closing Date, Seller shall have good and marketable title to, valid leasehold interests in or valid licenses to use, all of the Purchased Assets owned by or licensed to Seller, free from any Encumbrances except the Permitted Liens. Except as set forth on Schedule 4.4, all material personal property (other than Inventory) included in the Purchased Assets and presently used by Seller in the operation of the Facility is in good working condition and repair and fit for operation in the Ordinary Course of Business, normal wear and tear excepted. To Seller’s knowledge, the Purchased Assets (other than the DNT Storage Tank) have no major mechanical defects which will require repair or replacement prior to June 30, 2007 nor will Buyer be required to incur any significant expenditures to repair or replace the Purchased Assets prior to June 30, 2007, provided Buyer operates the Facility in accordance with the Ordinary Course of Business.

4.5 Contracts. Schedule 4.5 lists all written Contracts included in the Purchased Assets in effect as of the date hereof (complete copies of which have been supplied or made available to Buyer) except for any Minor Contract. To the knowledge of Seller, except as set forth on Schedule 4.5, (a) Seller is not in, nor has Seller given or received notice of, any default or claimed, purported or alleged default, or facts that, with notice or lapse of time, or both, would constitute a default (or give rise to a termination right) on the part of any party in the performance of any obligation to be performed under any of such Contracts, (b) all such Contracts are in full force and effect according to their terms, (c) all such Contracts are fully assignable or transferable to Buyer by the Seller without the consent of any third party, (d) to the extent consents of third parties are required for the assignment of such Contracts to Buyer, such consents have been obtained, or shall be obtained prior to or after the Contract Option Date, all subject to the provisions of Section 2.5, (d) none of the other parties to any such Contracts intends to terminate or materially alter the provisions of such Contracts either as a result of transactions contemplated hereby or otherwise.

4.6 Inventory. The quantities of each type of Inventory included in the Purchased Assets (whether raw materials, work-in-progress or finished goods) have been purchased and maintained in the Ordinary Course of Business consistent with past practice. The finished goods Inventory shall meet specification and shall be useable and saleable in the Ordinary Course of Business.

4.7 Employees

(a) Schedule 4.7 (a) attached hereto contains a true and correct list of the Employees. Seller has provided to Purchaser information as to (i) the current rate of base pay or hourly compensation for each Employee, (ii) the annual cash bonus and incentive bonus paid or payable by Sellers to each such Employee for 2005, and (iii) such Employee target annual cash bonus or annual incentive bonus amount for 2006.

(b) Except as set forth on Schedule 4.7(b), (i) none of Seller and its Affiliates have entered into any collective bargaining agreements with respect to the Employees, (ii) there are no material personnel policies applicable to the Employees generally, other than employee manuals, copies of which have previously been provided to Buyer, (iii) there is no labor strike, dispute, slowdown or work stoppage or lockout pending or, to Seller’s knowledge, threatened against or affecting the Facility and during the past three (3) years there has been no such action, (iv) to Seller’s knowledge, no union organization campaign is in progress with respect to any of the Employees, (v) there is no unfair labor practice, charge or complaint pending or, to Seller’s Knowledge, threatened against Sellers or the Seller’s Affiliates arising out of the operation of the Facility, (vi) none of Seller and its Affiliates have entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of its Employees at any time, for any lawful or no reason, without penalty or liability (other than for payments pursuant to the Employee Benefit Plans), (vii) to Seller’s knowledge, Seller is in material compliance with all applicable laws regarding employment of the Employees, including work, work environment, health and safety, and pay equity (viii) to Seller’s knowledge, all amounts of wages or other compensation or benefits payable or due to the Employees and to the relevant social security and tax authorities up to the Closing Date have been paid when due and (ix) none of the Employees is or shall be entitled to any notice period or severance pay, redundancy payment, “golden handshake” or similar termination payments or any other benefits as a result of the transactions contemplated herein in excess of what is stipulated by mandatory law or the Employee Benefit Plans (x) Seller has not received notice of any pending claims or complaints against Seller or Seller’s Affiliates in relation to the Employees pursuant to any laws, including employment standards, human rights, labor relations, occupational health and safety laws, workers’ compensation, or pay equity, (xi) to Seller’s knowledge, nothing has occurred during the past three (3) years which lead to a claim or complaint against Sellers under any such laws, (xii) to Sellers’ knowledge, there are no outstanding decisions or settlements or pending settlements which place any obligation upon Seller or Seller’s Affiliates to do or refrain from doing any act with respect to the employment of the Employees, (xiii) all current assessments under applicable workers’ compensation laws in relation to the Employees have been paid or accrued by Seller and, during the past three (3) years, Seller has not been and are not subject to any special or penalty assessment under such laws which has not been paid, and (xiv) there have been no fatal or serious accidents at the Facility during the past five (5) years involving any Employee which has resulted, or might result in, charges or orders against Seller or Seller’s Affiliates.

4.8 Employee Benefit Plans. Schedule 4.8 attached hereto lists all Benefit Plans which cover Employees, including, but not limited to, “employee benefit plans” described in Section 3(3) of ERISA (the “Employee Benefit Plans”) whether or not such Employee Benefit Plans are subject to ERISA. Seller has provided Buyer with an accurate summary description of each such Employee Benefit Plan.

4.9 Legal Proceedings and Compliance with Law.

(a) Except as set forth in Schedule 4.9(a), there is no Litigation that is pending or, to Seller’s knowledge, threatened against Seller pertaining to any Purchased Asset before any Governmental Entity. Except as set forth in Schedule 4.9(a), Seller has not received written notice of or been charged with any material violation of any Law, Court Order or Governmental Permit pertaining to the Purchased Assets.

(b) Schedule 4.9(b) sets forth a complete list of all Governmental Permits currently held or being applied for by Seller in connection with the Facility. Except as set forth on Schedule 4.9(b), no claim is pending or, to the knowledge of Seller, threatened to revoke such Governmental Permits. True and complete copies of each such Governmental Permit have been delivered or made available to Buyer.

(c) Except as set forth on Schedule 4.9(c) and for environmental matters that are addressed in Section 4.13, since January 1, 2004, the Facility has been operated in compliance with applicable Laws. Except as set forth on Schedule 4.9(c) and for environmental matters that are addressed in Section 4.13, since January 1, 2004, Seller has been and is in material compliance with all Governmental Permits, and has obtained and made all notifications, registrations, certifications and filings with all Governmental Entities, necessary or advisable for the operation of the Facility as currently conducted by Seller.

4.10 License Agreement

(a) The rights and licenses granted under the License Agreement are transferable to Buyer and no filing, consent, notice, registration, renegotiation or approval of any third party is required therefor. The License Agreement will grant the Buyer the non-exclusive, perpetual and irrevocable rights to operate and maintain the Facility to manufacture DNT for use and/or sale worldwide.

(b)	No claim by any third party contesting the validity, enforceability,

use or ownership of any intellectual property, including without limitation the Technology, with respect to the operation and maintenance of the Facility or the use and/or sale of DNT manufactured from the Facility has been made, is currently pending or threatened.

(c)	The Seller has not received any notice of, nor is it aware of any infringement of, misappropriation of, or conflict with, any third party intellectual property rights with respect to the utilization of the Technology in operating and/or maintaining the Facility to manufacture DNT. To Seller’s knowledge, Seller has not infringed, misappropriated or otherwise conflicted with any rights of any third parties as a result of operating and maintaining the Facility to manufacture DNT, nor is it aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation and maintenance of the Facility to manufacture DNT.

(d) Seller has the right to grant the license to the Technology pursuant to the License Agreement to Buyer. The Technology constitutes all the intellectual property necessary to operate and maintain the Facility for manufacturing DNT for use and/or sale worldwide, and no other rights under any intellectual property are required to operate and maintain the Facility for manufacturing DNT for use and/or sale worldwide.

4.11 Taxes. Except as set forth on Schedule 4.11, (i) all Tax Returns required to be filed by or with respect to the Purchased Assets have been filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise have been paid; (iii) all such Tax Returns (insofar as they relate to the Purchased Assets) are true, correct and complete in all material respect; (iv) there is no pending or, to Seller’s knowledge, threatened action or proceeding for the assessment or collection of Taxes against Seller insofar as either relates to the activities or income of the Purchased Assets; and (v) there is no request for information currently outstanding that could affect the Taxes associated with the Purchased Assets. Seller does not report to the State of Louisiana and/or any local government, taxes for the Purchased Assets under a separate sales or use tax registration number.

4.12 Insurance. At all times prior to the Closing Date, Seller has maintained appropriate and adequate insurance policies covering the Purchased Assets. Such insurance policies and binders are, and at all times prior to the Closing Date shall be, in full force and effect.

4.13 Environmental Matters. Except as set forth on Schedule 4.13, to Seller’s knowledge (i) the Facility (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties and buildings thereon) (the “Affected Property”) contain no Hazardous Substances other than as permitted under applicable Environmental Laws, (iii) Seller has all Governmental Permits required under applicable Environmental Laws for the operation of the Facility, (iv) since September 27, 1996, Seller has not received any notice from any Governmental Authority that Seller may be a potentially responsible party in connection with any waste disposal site or facility used, directly or indirectly, by or otherwise related to the Facility, (v) no reports have been filed, or have been required to be filed, since September 27, 1996, by Seller or any other Person concerning the release of any Hazardous Substances or the violation of any Environmental Law on or at the Facility, (vi) since September 27, 1996, no Hazardous Substances has been disposed of, transferred, released by Seller or transported from the Affected Property, other than as permitted under applicable Environmental Law pursuant to appropriate Governmental Permits, (vii) since September 27, 1996, there have been no environmental internal audits, third party audits or inspections, or soil or ground water samplings related to the Affected Property, true and correct copies of which have not been disclosed to Buyer prior to the date hereof, (viii) there are no underground storage tanks or asbestos containing material on, in or under the Facility, (ix) Seller has not incurred, and since September 27, 1996, the Affected Property has not been subject to, any liabilities (fixed or contingent) relating to any suit, settlement, judgment or claim asserted or arising under any Environmental Law, (x) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or other proceedings pending against the Seller with respect to the Purchased Assets relating to any material violations, or alleged violations, of any material liability under any Environmental Law, and (xi) Seller has not received any notices, demand letters or requests for information, arising out of, in connection with, or resulting from, a violation, or alleged violation, of any Environmental Law and relating to the Facility.

4.14 Finder’s Fees. No Person retained by Seller is or will be entitled to any commission or finder’s or similar fee in connection with the Transactions.

4.15 Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4, SELLER MAKES NO WARRANTY OR REPRESENTATION, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, CONCERNING THE PURCHASED ASSETS, OR THE MERCHANTABILITY OR FITNESS THEREOF FOR ANY PURPOSE. IT IS UNDERSTOOD AND AGREED THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN ANY OTHER MATERIAL THAT HAS BEEN PROVIDED TO BUYER OR ANY OF ITS AFFILIATES, AGENTS OR REPRESENTATIVES (INCLUDING ANY DUE DILIGENCE PRESENTATIONS OR DOCUMENTS ARE NOT AND SHALL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF SELLER OR ANY OF ITS AFFILIATES, AGENTS, EMPLOYEES OR REPRESENTATIVES.

5. Representations and Warranties of Buyer.

Buyer hereby represents and warrants to Seller, as of the date hereof as follows:

5.1 Organizational Status. Buyer is a corporation validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is qualified to do business in any jurisdiction where it is required to be so qualified, other than jurisdictions where failure to do so would not constitute a material adverse effect on Buyer or Buyer’s ability to complete the Transactions.

5.2 Authorization. Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by Buyer has been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by Buyer has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the rights of creditors generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

5.3 Consents and Approvals. Neither the execution and delivery by Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by Buyer, require any filing, consent notice, registration, renegotiation or approval, constitute a Default or cause any violation or any payment obligation to arise under (a) any Law or Court Order to which Buyer is subject or (b) the Charter Documents of Buyer.

5.4 Finder’s Fees. No Person retained by Buyer is or will be entitled to any commission or finder’s or similar fee in connection with the Transactions.

5.5 Financing. Buyer has available cash sufficient to provide all funds necessary to pay the Purchase Price in accordance with Section 2.2 and to consummate the Transactions.

5.6 Buyer’s Investigation. Buyer has thoroughly and satisfactorily exercised its due diligence in investigating the Purchased Assets and the Assumed Liabilities, and shall have relied solely upon those representations and warranties expressly made by Seller in Section 4, and agrees that except as otherwise set forth in this Agreement, it is acquiring the Purchased Assets in their AS IS condition. For avoidance of doubt, this Section 5.6 shall not be deemed to affect or diminish any of Seller’s representations and warranties set forth in Section 4.

6.  Covenants of Seller.

6.1 Transfer of Purchased Assets. At the Closing, Seller shall deliver to Buyer such bills of sale, endorsements, assignments and other good and sufficient instruments of assignment, transfer and conveyance, in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer all of Seller’s title to the Purchased Assets. Simultaneous with such delivery, Seller shall take such reasonable steps as may be necessary or appropriate, in the judgment of Buyer, at and after the Closing so that Buyer shall be placed in actual possession and operating control of the Purchased Assets. From and after the Closing Date, upon request of Buyer, Seller shall execute, acknowledge and deliver all such further assignments, transfers, conveyances and other instruments as may be necessary to assign, transfer and convey to and vest in Buyer and more fully protect its right, title and interest in the Purchased Assets, and as otherwise may be appropriate to carry out the Transactions.

6.2 Conduct of Business. During the period between the date of the signing of this Agreement and the termination or expiration of the Operating Agreement, Seller shall not (i) hire or assign new Employees to provide services under the Operating Agreement (ii) reassign or terminate Employees without Buyer’s consent, (iii) enter into, adopt or amend any Employee Benefit Plan covering employees of the Business, except as may be required by applicable law and except for the adoption or amendment of an Employee Benefit Plan which does not result in a material increase in the cost of such plan; (ii) materially increase the compensation or fringe benefits of, or modify the employment terms of any Employee.

6.3 Access to Employees. During the period between the Closing Date and the termination or expiration of the Operating Agreement (such date of termination or expiration referred to hereinafter as the “Operating Expiration Date”), Seller shall provide Buyer with reasonable access to the Employees engaged in providing services under the Operating Agreement. Such access shall be in accordance with applicable Laws and shall include providing Buyer and Buyer’s representatives with the right to (a) consult with the Employees on details of production operations, and (b) consult with the Employees to determine the timing for their transition to employment with Buyer in accordance with the provisions of Section 8.1.

6.4 Hired Employees. Except as otherwise provided herein, Seller shall use its commercially reasonable efforts to ensure that, except as otherwise directed by Buyer, all Employees will accept employment with Buyer. Effective as of the Operating Expiration Date or, if later, the effective date of Buyer’s offer of employment to an Employee, Seller shall terminate the employment of any Employee to whom Buyer makes an offer pursuant to Section 8.1.

6.5 Non-Solicitation of Employees. For a period of two (2) years after the Operating Expiration Date, neither Seller nor any of its Affiliates shall directly or indirectly employ, engage, contract for or solicit the services in any capacity of any Employee to whom BASF makes an offer pursuant to Section 8.1, unless (i) Buyer has consented to such employment or (ii) the Employee becomes a Hired Employee and is thereafter terminated by Buyer.

6.6 Insurance. Seller shall be responsible for the administration and the financial obligation of all workers’ compensation claims with respect to the Hired Employees for periods prior to the Operating Expiration date or, if later, the date such Employees become Hired Employees.

6.7 DNT Storage Tank. If during the first five (5) years after the Closing Date, BASF reasonably determines it is necessary to repair or replace the storage tank (#T21.100A)(the “DNT Storage Tank”), Seller agrees to promptly reimburse Buyer for the first Two Hundred and Fifty Thousand Dollars ($250,000) of any such actual repair or replacement costs, which costs shall be evidenced by supporting documentation.

6.8	Production Supervisor Email. For a period of one (1) year after the

Closing Date, Seller shall maintain the email account of Javier Silva and Buyer shall have the right during such one (1) year period to request copies of any emails to the extent relating exclusively to the Facility and regarding operations, technical and/or engineering information; Seller shall provide such copies subject to consent by Seller’s Global Business Director, which consent shall not be unreasonably withheld.

7. Covenants of Buyer.

7.1 Bulk Sales. Buyer hereby waives Seller’s compliance with any bulk sales Laws that may apply to the Transactions. Seller shall indemnify and hold harmless the Buyer from and against any Damages arising out of such waiver.

7.2 Use of Names. On and after the Closing Date, neither Buyer nor its Affiliates shall use the name “Air,” “Air Products” and “Airthane” or any combination thereof, or logos, slogans, symbols or designs signifying the same in any form, variation or manner in connection with any business that Buyer or its Affiliates may thereafter conduct.

7.3 Insurance. Buyer shall be responsible for the administration and the financial obligation of all workers’ compensation claims with respect to the Hired Employees arising out of or relating to occurrences after the date they become Hired Employees pursuant to this Agreement.

7.4 Toluene Credit. Within ninety (90) days after Closing, Buyer shall pay to Seller, in the form of a credit to purchase DNT under the Supply Agreement, an amount equal to (a) the actual cost of the toluene Inventory, plus (b) the value of the toluene imbalance as of the Closing Date, under Section 23 of the Existing DNT Supply Contract (the “Toluene Credit”). If the Buyer has not redeemed the full value of the Toluene Credit as of December 31, 2006, Seller shall pay Buyer in cash, an amount equal to such yet unredeemed value, no later than January 10, 2007. Upon making such cash payment, the Toluene Credit shall become void.

7.5 Storm Water Permit. Buyer, shall promptly after Closing, apply for a separate storm water discharge permit for the Facility. Buyer shall be solely responsible for any and all permit application costs as well as any costs to segregate the stormwater originating from the Facility from the stormwater originating from Seller’s SSU Facility. Until such time as Buyer obtains such a valid storm water permit, Seller shall permit Buyer to discharge storm water from the Facility pursuant to Permit #LA0105546. Buyer shall indemnify Seller for any Liability incurred by Seller solely to the extent such Liability is directly attributable to Buyer’s storm water discharge from the Facility. Seller shall indemnify Buyer for any Liability incurred by Buyer solely to the extent such Liability is directly attributable to Seller’s storm water discharge from the SSU Facility.

8. Employment Matters.

8.1 Offer of Employment. Prior to the Operating Expiration Date, Buyer may make a bona fide offer of employment to each of the Employees (then-employed by Seller) as of the Operating Expiration Date. Each such offer shall provide for employment by Buyer, on an at will basis, with the same base rate of pay and annual cash incentive or bonus opportunity as in effect for such Employee immediately prior to the Operating Expiration Date and, otherwise, subject to the standard terms, conditions and policies of employment of Buyer and the terms hereof. Any Employee who is absent from work as of the Operating Expiration Date due to injury, disability or approved leave of absence under the Family and Medical Leave Act of 1993, as amended (“FMLA”) or other approved leave of absence, shall be offered employment hereunder only if, in the case of a Employee on injury or disability leave including workers’ compensation, the Employee obtains a medical release or other documentation reasonably satisfactory to Buyer which evidences the Employee’s ability to perform the essential functions of his regular work, with or without reasonable accommodation, and the Employee returns to active employment with Buyer no later than (a) if on a short-term disability or on FMLA leave of absence, the last day on which the Employee may return to work under the provisions of the applicable Seller short-term disability plan or FMLA leave of absence, or (b) if on another approved leave of absence, within six (6) months of the Operating Expiration Date. Employees who accept such offers of employment and commence employment with Buyer (hereinafter referred to as the “Hired Employees”) shall become employees of Buyer as of the Operating Expiration Date or, for Employees who are absent from work on the Operating Expiration Date due to injury or disability or FMLA or other approved leave of absence, as of the date of their return to active employment as described in the previous sentence. Hired Employees shall be offered participation in Buyer’s employee benefit plans and programs upon the same terms and conditions applicable to other similarly situated non-bargaining unit represented employees of Buyer and in accordance with the terms of Section 8.2.

8.2 Employee Benefit Plan and Programs.

(a) General Employment Obligations. (i) Except as otherwise provided herein, Seller shall be solely responsible for all Liabilities arising out of or related to the actual or constructive termination of employment of any of the Employees for periods prior to the Operating Expiration Date or, if later, the date such Employees become Hired Employees in accordance with Section 8.1. (ii) Buyer shall be solely responsible for providing severance benefits, in accordance with the attached Buyer Schedule 8.2(a), to any Employee who does not receive an offer of employment with Buyer under Section 8.1; provided, however, that any Employee who voluntarily terminates his or her employment with Seller or who declines to accept an offer of employment by Buyer shall not be eligible for severance benefits under this clause (ii) of Section 8.2(a). (iii) Except as otherwise specifically provided herein, Buyer shall be solely responsible for all Liabilities arising out of or related to the actual or constructive termination of employment of any of the Employees after the date they become Hired Employees in accordance with Section 8.1.

(b) Benefit Plan Participation. As of the Operating Expiration Date, or if later the date an Employee becomes a Hired Employee hereunder, Hired Employees shall cease to participate as active employees in or accrue benefits under the Benefit Plans sponsored by Seller. Except as otherwise specifically provided herein, from and after the Operating Expiration Date, Hired Employees shall participate in Benefits Plans sponsored by Buyer upon the same terms and conditions as similarly-situated employees of Buyer and in accordance with the terms of this Section 8.2.

(c) Prior Service Credit. From and after the Operating Expiration Date, Buyer shall cause each Benefit Plan maintained by Buyer in which any Hired Employees participate or may participate to treat all service accrued or deemed accrued prior to the Operating Expiration Date which is recognized for the purpose of determining eligibility or entitlement to benefits under Seller’s Employee Benefit Plans for the same purposes under each corresponding plan, program, agreement and arrangement of Buyer provided, however, that Hired Employees shall not receive credit for prior service with Sellers for the purpose of determining employer contributions or other subsidies under Buyer’s post-retirement medical plan.

(d) Bonus Awards. Upon receipt of bonus award payments as provided in this Section 8.2(d), Buyer shall, as agent for Seller, pay to each Hired Employee bonus awards earned (but unpaid) by such Hired Employees prior to the Operating Expiration Date under the gainsharing program maintained by Seller. Seller shall calculate the amount of such bonus awards to be disbursed by Buyer and notify Buyer of such amounts. Seller shall pay to Buyer an amount equal to the bonus awards to be disbursed by Buyer.

(e) Group Health and Welfare Benefit Plans — Any health care or welfare benefit plans offered by Buyer to the Hired Employees shall contain no restrictions or limitations with respect to pre-existing conditions, except to the extent any such restrictions or limitations actually applied to the Hired Employees prior to the Closing Date. Hired Employees and their respective qualifying dependents who are covered under Seller Health Plans as of the Closing Date shall be eligible to participate in Buyer’s health care or welfare benefit plans as of the date of the commencement of such Hired Employee’s employment with Buyer. To the extent that any health care or welfare benefit plan in which any Hired Employee participates after the Closing Date (i) imposes any pre-existing condition limitation, such condition shall be waived, or (ii) has a deductible or requires a co-payment that is subject to maximum out-of-pocket limitation, each Hired Employee shall receive credit toward any such co-payments and deductibles under such health care or welfare benefit plan of Buyer or its Affiliates for any costs paid by such Hired Employee under the applicable Seller health care or welfare benefit plan or program during the portion of the relevant plan year or other period preceding the commencement of the Hired Employee’s employment with Buyer or its Affiliates.

(f) Defined Benefit Pension Plans — Seller shall retain liability for all benefits accrued by Hired Employees under any defined benefit pension plans of Seller (collectively, the “Seller Defined Benefit Plans”) as of the date such individual’s employment with Seller terminates. Buyer maintains a qualified defined benefit pension plan for its employees. Buyer shall recognize Hired Employees’ prior service with Seller or their Affiliates for purposes of determining retirement plan eligibility to participate, vesting of benefits, service requirements for disability, subsidized early retirement and pre-retirement death benefits under any qualified defined benefit pension sponsored by the Buyer or its Affiliate, but Buyer shall not be required to take such service into account under such plan for purposes of crediting any benefit accrual for periods prior to the Operating Expiration Date, or as of the date such individuals become Hired Employees as provided herein.

(g) Defined Contribution Pension Plans. As of the Operating Expiration Date, or as of the date such individuals become Hired Employees as provided herein, Buyer shall take, or cause to be taken, all action as may be necessary to cause such Hired Employees to become participants in a qualified defined contribution plan established or to be established by Buyer (the “Buyer Defined Contribution Plan”) as of such date, subject to any applicable age and service requirements. Service of each Hired Employee recognized under terms of a qualified defined contribution pension plan sponsored by Seller or Seller’s Affiliate (the “Seller Defined Contribution Plan”) for periods prior to such date shall be credited to the Hired Employee for all purposes (including eligibility and vesting) under the Buyer Defined Contribution Plan. Buyer shall take all appropriate action to permit the Hired Employees who were participants in the Seller Defined Contribution Plan and who received distributions of their account balances from the Seller Defined Contribution Plan in connection with the termination of their employment with Seller to make a direct rollover pursuant to Section 401(a)(31) of the Code to the Buyer Defined Contribution Plan. Buyer and Seller may agree to allow Hired Employees who are participants in Seller Defined Contribution Plan to include any loan notes outstanding as of the time of such distribution from such Seller Defined Contribution Plan as a part of such direct rollover in accordance with Section 402 of the Code.

(h) Severance Benefits. If, during the 24 month period following the date an Employee becomes a Hired Employee, the employment of such Hired Employee with Buyer or one of its Affiliates is terminated by Buyer for any reason other than“ cause,” as defined herein, then such Hired Employee shall receive severance benefits as set forth in the attached Buyer Schedule 8.2(h). For purposes of this Section 8.2(h), “cause” shall mean substantial non-compliance or substandard performance (in each case, as determined in good faith by Buyer) of the Hired Employee’s duties with Buyer and/or its Affiliates. A Hired Employee who voluntarily terminates his or her employment with Buyer and its Affiliates for any reason shall not be eligible for benefits under this Section 8.2(h).

(i) No provision of this Article 8 shall create any third-party beneficiaries and no current or former employees, including, but not limited to Hired Employees, shall have any rights with respect to employment or continued employment with the Seller or the Buyer or any benefits under this Section 8.

(j) Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Hired Employee or the funding of any such benefit.

9. Environmental Matters

(a) The Parties acknowledge that a soil and groundwater investigation of the Affected Property was previously conducted on behalf of Seller and Buyer, the results of which are reflected in the baseline report prepared by Woodward-Clyde, entitled “Subsurface Assessment, Bordan Triangle Area, Geismar, Louisiana, dated November 1996 (the “1996 Baseline”). The Parties now desire to conduct a new soil and groundwater investigation of the Affected Property. Therefore, within ninety (90) days after the Closing, Buyer shall commence a Phase II environmental site assessment at the Facility. The results of this additional Phase II site assessment shall be referred to as the (“2006 Baseline”). Buyer shall provide Seller with the work plan for the 2006 Baseline for Seller’s review and comment a minimum of 21 days prior to the initiation of field activities, and Seller shall provide Buyer with written comments within 14 days of Seller’s receipt of the work plan. Seller or its representative shall have the right to be present at the Affected Property for the duration of the 2006 Baseline and shall have the right to obtain split samples. Buyer shall provide Seller with the results of the 2006 Baseline, including raw sampling data and reports, as soon as such are made available to Buyer.

(b) The Parties acknowledge and agree that, except as otherwise expressly provided in Section 13.4 hereof, Section 13.05 of the Lease sets forth each of Seller’s and Buyer’s respective environmental indemnity rights and obligations, as well as each Parties’ rights, obligations and liabilities for Environmental Liabilities relating to the Affected Property, and shall be controlling.

10. Mutual Covenants.

10.1 Public Announcements. The Parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable Law, neither of the Parties, nor any of their Affiliates shall issue any such press release or make any such public statement without the consent of the other Party.

10.2 Preparation and Filing of Tax Returns.

(a)	Except as provided in Section 10.2(c), Seller shall be responsible for, and shall have ultimate discretion with respect to, (i) all Tax Returns required or permitted by applicable Law to be filed by Seller with respect to the Purchased Assets for all taxable periods that end before the Closing Date and (ii) any elections related to such Tax Returns.

(b)	Except as provided in Section 10.2(c), Buyer shall be responsible for, and shall have ultimate discretion with respect to, (i) all Tax Returns required to be filed with respect to the Purchased Assets for all taxable periods that begin on or after the Closing Date and (ii) any elections related to such Tax Returns.

(c) To the extent not filed prior to the Closing Date, and to the extent not otherwise inconsistent with any Law or the practice of a Governmental Entity, Seller shall prepare (or cause to be prepared), at its own expense and in a manner consistent with past practice, all real and/or personal property Tax Returns required to be filed with respect to the Purchased Assets for all periods up to and including the Closing Date. Seller or Buyer (as required by Law) shall timely file, or cause to be timely filed, such Tax Returns. Seller or Buyer (as required by Law) shall timely pay the amount due with respect to any such Tax Return to the appropriate Governmental Entity, and such paying Party shall promptly deliver an invoice to the other Party, for the other Party’s prorated portion of such tax as determined in accordance with Section 14.2. Payment shall be made at such time and in such amount as contemplated by Section 14.2.

(d) After the Closing Date, Buyer and Seller shall (i) provide, or cause to be provided, to each other’s respective officers, directors, employees, representatives and Affiliates, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return or Audit that relates to the Tax Returns or the Purchased Assets, and (ii) retain, or cause to be retained, for so long as any such taxable years or Audits shall remain open for adjustments, any records or information, which may be relevant to any such Tax Returns or Audits. The assistance required by this Section 10.2(d) shall include Buyer and Seller (A) making their and their Affiliates’ agents and employees available to the other Party on a mutually convenient basis to provide assistance as might reasonably be expected to be of use in connection with any such Tax Return or Audits and (B) providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such Tax Returns or Audits, including records, returns, schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto.

10.3 Control Room and Administration Building Modifications. The Parties hereby acknowledge that certain Excluded Assets, consisting of machinery, equipment, fixtures, machine and electrical parts of Seller that are located in (or integrated with) Seller’s control room at the Administration Building (the “Control Room”) and that pertain to operations of Seller unrelated to the Facility and set forth on Schedule 10.3 (such assets referred to hereinafter as “Seller’s Control Room Assets”), are integrated with certain Purchased Assets that are located in (or integrated with) the Control Room and set forth on Schedule 10.3 (“Buyer’s Control Room Assets”). Further, the Parties hereby acknowledge their intent that Buyer’s Control Room Assets remain in the Control Room after the Closing and that Seller’s Control Room Assets be separated from the Control Room and re-located as provided herein. Seller agrees to cooperate with Buyer to identify the Seller’s Control Room Assets and the Buyer’s Control Room Assets for the purposes of transferring the Abatement. Buyer shall use all commercially reasonable efforts to cooperate with Seller to determine, no later than thirty (30) days after the Closing, a reasonably expeditious and cost-effective manner in which to separate and re-locate Seller’s Control Room Assets. As soon as practicable, after Seller’s determination, Buyer and Seller shall use all commercially reasonable efforts to separate and re-locate Seller’s Control Room Assets in accordance with Seller’s determination. Buyer and Seller shall share the costs incurred by Seller to separate and re-locate Seller’s Control Room Assets as follows: (a) up to the first $400,000 of costs, Buyer shall be responsible for seventy-five (75%) of such costs; (b) thereafter, up to $750,000 of costs, Buyer and Seller shall share the costs equally; and (c) for any costs that exceed $750,000, Seller shall be responsible for seventy-five (75%) of such costs. Notwithstanding the foregoing, in no event shall BASF’s maximum aggregate share of such costs exceed Eight Hundred Thousand Dollars ($800,000.00).

Additionally, the parties acknowledge that certain modifications to the Administration Building are required to allow for Seller to continue to use the office and administration space in the Administration Building pursuant to the terms of the Site License Agreement. The Parties agree that costs incurred by Buyer to install (i) new entry and exit ways in the Administration Building and (ii) separate security systems shall be shared in the same manner as the separation and relocation of Seller’s Control Room as set forth above. However, Buyer’s share of any such costs shall be included in the maximum aggregate cap of $800,000. Notwithstanding the foregoing and for avoidance of doubt, Buyer and Seller shall each bear its own costs, and there shall be no cost sharing, for any information technology or phone related modifications or installations required as part of the separation of the Administration Building.

10.4 Information Technology. The Parties hereby acknowledge that certain Excluded Assets, including Seller’s information technology network and computer software applications that pertain to operations of Seller unrelated to the Facility and set forth on Schedule 10.4 (such assets referred to hereinafter as “Seller’s IT Assets”), are integrated with certain Purchased Assets that relate exclusively to the Facility and are set forth on Schedule 10.4 (“Buyer’s IT Assets”). Further, the Parties hereby acknowledge their intent that Seller’s IT Assets be separated from Buyer’s IT Assets as provided herein. Buyer shall use all commercially reasonable efforts to cooperate with Seller to determine, no later than thirty (30) days after the Closing, a reasonably expeditious and cost-effective manner in which to separate Seller’s IT Assets from Buyer’s IT Assets. As soon as practicable, after Seller’s determination, Buyer and Seller shall use all commercially reasonable efforts to dis-integrate Seller’s IT Assets in accordance with Seller’s determination.

10.5 Use of Large SAC Spare Part. For a period of five (5) years after the Closing Date, Buyer shall have the right to use (free of charge) Seller’s large SAC spare parts located at Seller’s other DNT facility (the “Large SAC Spares”) on an as-needed basis solely at the Facility, as provided herein. Buyer shall have the right to use such spare parts provided that Buyer replaces such spare part (at such Buyer’s expense) with a comparable, new spare part as soon as is practicable thereafter. If, during such five (5) year period, Seller uses any Large SAC Spares, Seller shall replace such spare part (at such Seller’s expense) with a comparable, new spare part as soon as is practicable thereafter. The Parties agree that the Large SAC Spares (and the replacements therefor) shall remain at Seller’s other DNT Facility (“Seller’s Facility”), unless and until removed by the Parties pursuant to this Section 10.5. The removing Party shall provide the other Party with reasonable advance notice of its intent to remove, use and replace any Large SAC Spare(s). Within three (3) business days after removing any Large SAC Spare(s) from the inventory at Seller’s Facility, the removing Party shall confirm in writing to the other Party that the removing Party has placed an order for the replacement of such spare(s). Seller shall furnish an inventory area or areas at Seller’s Facility for the placement of the Large SAC Spares (and the replacements therefor), together with access thereto to and from for Buyer for the purposes set forth herein, subject to Seller’s reasonable confidentiality and security restrictions. The parties further agree that in the event that either of the parties has a planned turnaround which will require removal of any Large SAC Spares, the removing party shall order the necessary replacement Large SAC Spares in advance to allow for the replacement Large SAC Spares to arrive in approximately the same time period in which the removing party plans to use the Large SAC Spares.

10.7 Filing Fee Under the HSR Act. Buyer and Seller shall share equally the filing fee for the notification and report forms required under the HSR Act.

10.8 Expenses. Except as otherwise provided herein, the Parties shall each pay all of their respective legal, accounting and other expenses incurred by such Party in connection with the Transactions.

11. Conditions Precedent to Obligations of Seller.

All obligations of Seller to consummate the Transactions are subject to the satisfaction (or waiver by Seller) of each of the following conditions:

11.1 Legality. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale.

11.2 HSR Act. In connection with the Transactions, the applicable waiting period, including any extension thereof, under the HSR Act, shall have expired or terminated with respect to all Persons to which the HSR Act applies in connection herewith.

11.3 Other Documents. Buyer shall have delivered to Seller each of the other documents required to be delivered pursuant to Section 3.2(b) hereof.

12. Conditions Precedent to Obligations of Buyer.

All obligations of Buyer to consummate the Transactions are subject to the satisfaction (or waiver by Buyer) of each of the following conditions:

12.1 Legality. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity that is in effect and (a) has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale or (b) has or shall cause a material adverse effect on Seller or Seller’s ability to complete the Transactions.

12.2 HSR Act. In connection with the Transactions, the applicable waiting period, including any extension thereof, under the HSR Act, shall have expired or terminated with respect to all Persons to which the HSR Act applies in connection herewith.

12.3 Other Documents. Seller shall have delivered to Buyer each of the other documents required to be delivered pursuant to Section 3.2(a) hereof.

13. Indemnification.

13.1 By Seller. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer and its Affiliates and their respective officers and directors and the respective successors of each of them (each, an “Indemnified Buyer Party”) from and against any Damages that such Indemnified Buyer Party sustains, suffers or incurs and that result from, arise out of or relate to: (a) any inaccuracy in any representation or the breach of any of the warranties, covenants or agreements of Seller contained in this Agreement; and (b) except for Environmental Liabilities or with respect to Assumed Liabilities, any Seller Retained Liability.

13.2 By Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective officers and directors and the respective successors of each of them (each, an “Indemnified Seller Party”) from and against any Damages that such Indemnified Seller Party sustains, suffers or incurs and that results from, arises out of or relates to: (a) any inaccuracy in any of the representations, or the breach of any of the warranties, covenants or agreements of Buyer contained in this Agreement; (b), except for Environmental Liabilities, events, facts, transactions, omissions or conditions occurring on or after the Closing Date with respect to the Purchased Assets; and (c) any Assumed Liability.

13.3 Limitations.

(a)	Notwithstanding anything to the contrary herein, the aggregate maximum amount of indemnifiable Damages which may be recovered by Buyer on one hand, or Seller on the other hand, arising out of or resulting from the causes enumerated in Section 13.1 or Section 13.2, as applicable, shall be fifty percent of the Purchase Price (i.e, $77,500,000); provided, however, that such limitation shall not apply to any such Damages arising out of or resulting from (i) fraud or intentional misrepresentation in connection with this Agreement; (ii) the causes enumerated in Sections 13.1(b), 13.2(b) and 13.2(c); and (iii) any inaccuracy in any representations or breach of any of the warranties set forth in Sections 4.7, 4.8, 4.10, 4.11, 4.12, 4.13 (individually and collectively, the “Uncapped Damages”).

(b)	Notwithstanding anything to the contrary herein, the Indemnitor shall not be liable under this Section 13 unless and until the respective aggregate Damages of the Indemnified Buyer Party or the Indemnified Seller Party, as applicable, exceed One-hundred and Fifty Thousand Dollars ($150,000), at which point the Indemnitor shall become liable for the aggregate Damages of such Party, not just amounts in excess of One-hundred and Fifty Thousand Dollars ($150,000); provided, however, such limitation shall not apply to Uncapped Damages.

(c)	Except as expressly provided in Section 13.4, the Parties hereby acknowledge their intent that the provisions of this Section 13 shall not apply to the rights and obligations of the Parties with respect to Environmental Liabilities arising out of the use, operation and/or ownership of the Purchased Assets or the Affected Property, which rights and obligations are intended to be governed by the provisions of Article 13.05 of the Lease.

13.4 Claims Period. Any claim for indemnification under this Section

13 shall be made by giving a written notice in reasonable detail to the Indemnitor in accordance with Section 17 (a “Claim Notice”) on or before the applicable Expiration Date specified below in this Section 13.4, or the claim under this Section 13 shall be invalid. The Claim Notice shall briefly explain the nature of the claim and the parties known to be involved and shall specify the amount of the claim or if the claim has not yet been liquidated. If the claim is unliquidated, then the Indemnified Party shall provide a second written notice to the Indemnitor within 30 days after the matter giving rise to the claim becomes finally resolved, and such Claim Notice shall specify the amount of the claim (the “Liquidated Claim Notice”). The following claims shall have the following respective “Expiration Dates”: (a) the second anniversary of the Closing Date – any claim for Damages related to Sections 13.1(a) (other than as set forth in Section 13.4(b)) or 13.2(a) (other than with respect claims relating to breaches of the covenants set forth in Section 7.2); (b) the fifth anniversary of the Closing Date – any claim for Damages related to Environmental Liabilities in respect of the Purchased Assets, including the Affected Property, for which Buyer is entitled to indemnification in accordance with Article 13.05 of the Lease, or Section 13.1(a) (but solely with respect to Sections 4.7, 4.8, 4.10, 4.11, 4.12 and 4.13) and (c) no expiration date — any claim for Damages related to Sections 13.2(a) (but solely with respect to claims relating to breaches of the covenants set forth in Section 7.2 ), 13.1(b), 13.2(b) and 13.2(c). So long as an Indemnified Party gives a Claim Notice for an unliquidated claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification if such Indemnified Party gives the related Liquidated Claim Notice to the Indemnitor after the specified time period.

13.5 Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Section 13 with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each Indemnitor prompt notice of a third party’s institution of such Action. After such notice, the Indemnitor shall have the right to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnitor, and with counsel selected by the Indemnitor unless (i) such claim or demand seeks an order, injunction or other equitable relief against the Indemnified Party, or (ii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnitor in the conduct of the defense of such claim or demand or (y) the Indemnified Party has one or more defenses not available to the Indemnitor. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnitor, cooperate with the Indemnitor, and keep the Indemnitor fully informed, in the defense of such claim or demand. The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnitor shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnitor. The Indemnitor shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. Any failure to give prompt notice under this Section 13.5 shall bar an Indemnified Party’s right to claim indemnification under this Section 13 to the extent that the Indemnitor has been prejudiced thereby.

13.6 Survival.

(a)	Except for claims based on fraud or intentional misrepresentation in connection with this Agreement, the representations and warranties of Seller set forth in this Agreement shall survive the Closing and the consummation of the Transactions and continue for two (2) years thereafter; provided, however, the representations and warranties set forth in Sections 4.7, 4.8, 4.10, 4.11, 4.12 and 4.13 shall continue for five (5) years after the Closing.

(b)	Except for claims based on fraud or intentional misrepresentation in connection with this Agreement, the representations and warranties of Buyer set forth in this Agreement shall survive the Closing and the consummation of the Transactions and continue for two (2) years thereafter; provided, however, the representations and warranties set forth in Section 5.6 shall continue for five (5) years after the Closing.

13.7 Exclusive Remedy. Notwithstanding anything to the contrary herein, the Parties agree that from and after the Closing Date the sole and exclusive remedy and recourse of Buyer with respect to any and all Damages relating to or arising out of the subject matter of this Agreement, other than with respect to (i) the Uncapped Damages and (ii) Environmental Liabilities for which Buyer is entitled to indemnification pursuant to Article 13.05 of the Lease in respect of the Purchased Assets, including the Affected Property, shall be pursuant and subject to the indemnification provisions set forth in this Section 13.

14. Taxes.

14.1 Except as provided in Section 14.2 and Section 14.3, there shall be added to the Purchase Price and Buyer shall be obligated to pay all taxes imposed as a result of the transfer from Seller to Buyer of the Purchased Assets, including any excise, use, transfer, value added, sales, realty transfer or personal property tax, and any stamp duty, documentary, title and recording taxes and fees, now or hereafter imposed by or under the authority of any Law. In the event that Seller shall be obligated for the payment of taxes in connection with the Closing, Seller covenants that it shall collect and remit such taxes as may be required by any applicable Laws unless Buyer presents Seller with valid exemption certificates as provided by applicable Law or other documentation satisfactory to Seller which supports any claim for exemption under such Law.

14.2 Real and personal property taxes for 2006 applicable to any of the Purchased Assets excluding Inventory shall be prorated between Seller and Buyer as of the Closing Date on the basis of the exact number of days each will own the Purchased Assets during 2006. Buyer’s reimbursement to Seller for its prorata share shall be made on the basis of the final Tax rate and assessed value immediately upon receipt of the Tax bill for the 2006 tax year. Any personal property taxes applicable to the Inventory is the responsibility of the Seller as it is understood and recognized that the Seller shall receive a refundable credit for the Inventory taxes paid on its 2007 Louisiana Franchise Tax Return. Buyer shall be obligated to pay any real or personal property Tax pertaining to the Purchased Assets after the 2006 tax year.

14.3 Seller shall bear and pay all federal, state and local taxes based upon or measured by Seller’s net income and all franchise taxes based upon or measured by Seller’s general corporate right to transact business.

15. General Matters.

15.1 Contents of Agreement. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the Parties with respect to the Transactions and supersedes all prior agreements or understandings among the Parties regarding those matters.

15.2 Dispute Resolution.

(a)	The Parties shall attempt in good faith to resolve any dispute,

controversy or claim among them arising out of or relating to this Agreement, including any dispute over the breach, termination, interpretation or validity thereof (the “Dispute”). Either Party may request through written notice that the Dispute be referred to senior executives of the Parties who have authority to resolve the Dispute. The executives shall attempt to resolve the Dispute by agreement within 30 days of such notice (the “Negotiation Period”).

(b)	If the Parties are unable to resolve the Dispute as provided in (a)

above, the Parties shall attempt in good faith to resolve the Dispute by mediation under the CPR Mediation Procedure then in effect. Unless otherwise agreed, the Parties shall select a mediator from the CPR Panels of Distinguished Neutrals. The Parties shall attempt to resolve the Dispute within sixty (60) days of the expiration of the Negotiation Period (the “Mediation Period”). The cost of the mediator shall be borne equally among the Parties unless the Parties agree otherwise.

(c)	If the Parties are unsuccessful in their good faith attempt to mediate the Dispute within the Mediation Period, either Party shall have the right to initiate litigation; provided, however, if one Party has requested the other Party to resolve the Dispute pursuant to Section 15.2(a) or (b), and the other Party has failed to participate as provided therein, the requesting Party may initiate litigation prior to the expiration of the applicable periods.

(d)	Notwithstanding the foregoing, either Party may seek injunctive,

specific performance or other equitable relief at any time without waiting for the expiration of the applicable periods if such Party believes, in its sole discretion, that its rights will be materially impaired by waiting for the passage of such periods.

15.3 Amendment, Invalid Provisions, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

15.4 Assignment and Transferability. The respective rights and obligations of each Party shall not be assignable by such Party without the written consent of the other Party, which consent shall not be unreasonably withheld, except that a Party without such consent may assign its rights under this Agreement to (a) any wholly owned subsidiary of such Party or (b) any successor in the event of a merger, consolidation, sale of all or substantially all of its assets, liquidation or dissolution (provided any such assignee pursuant to the foregoing clause (a) or (b) executes and delivers to the other Party an agreement satisfactory in form and substance to such other Party under which such assignee assumes and agrees to perform and discharge all the Liabilities of the assigning Party), but any such permitted assignment shall not relieve the assigning Party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted assignees. Nothing herein express or implied is intended to confer upon any Person, other than the Parties and their respective permitted assignees, any rights, remedies or Liabilities under or by reason of this Agreement, except as provided in Section 13.

15.5 Further Assurances. At and after the Closing, the Parties shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

15.6 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to,” and (d) references to “hereunder” or “herein” relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Any reference to a Party being satisfied with any particular item or to a Party’s determination of a particular item presumes that such standard will not be achieved unless such Party shall be satisfied or shall have made such determination in its sole or complete discretion.

15.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

15.8 Disclosure Schedule. Any items listed or described on the Disclosure Schedule shall be listed or described under a caption that specifically identifies the section(s) of this Agreement to which the item relates. Any information, item or other disclosure set forth in any section of the Disclosure Schedule shall be deemed to have been set forth in all other applicable sections of the Disclosure Schedule.

16. Notices.

All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message or Federal Express or other nationally recognized overnight delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by notice to the other Party:

If to Seller:

Air Products and Chemicals, Inc.
7102 Hamilton Boulevard
Allentown, PA 18195-1502
Attn: Vice President – Industrial Chemicals Division
FAX: 610-481-2997

with a required copy to:

Air Products and Chemicals, Inc.
7102 Hamilton Boulevard
Allentown, PA 18195-1502
Attn: Corporate Secretary
FAX: 610-481-5765

If to Buyer:

BASF Corporation
1609 Biddle Avenue
Wyandotte, Michigan 48192
Attn: Group Vice President — Urethanes
FAX: 34-324-6773

with a required copy to:

BASF Corporation
100 Campus Drive
Florham Park, New Jersey 07932
Attn: Office of General Counsel
FAX: (973) 245-6711

17. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its provisions concerning choice of laws or choice of forum.

18. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

19. No Strict Construction. Each of the Buyer and Seller acknowledge that this Agreement has been prepared jointly by the Parties hereto, and shall not be strictly construed against either Party.

20. Entire Agreement This Agreement, including the Schedules and Exhibits attached thereto, and the Closing Documents constitute the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters. For avoidance of doubt, the Lease Agreement, the Maintenance Agreement shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the day and year first written above.

AIR PRODUCTS AND CHEMICALS, INC.

By:
Name: John McGlade
Title: Group Vice President Chemicals

BASF CORPORATION

By:
Name: Klaus Peter Loebbe
Title: Chairman & CEO

EXHIBIT A

SITE PLAN

The Site Plan is attached as the next succeeding page